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                                                                 EXHIBIT 10(o)






                                                               August 10, 1994







Dear      :



         The Olsten Corporation (the "Company") considers it essential to the best interests of its shareholders to foster the continuous employment of certain key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control of the Company, as hereafter defined, may exist and that such possibility, and the uncertainty and questions which it may raise, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

         The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control, although no such change is now contemplated or foreseen.

         In order to induce you to remain in the employ of the Company and in consideration of your agreement to so remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated subsequent to a Change in Control under the circumstances described below. Notwithstanding the foregoing, absent a Change in Control, this agreement does not constitute a commitment to employ you other than as employed at will.
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         1. Term of Agreement.   This Agreement shall commence
on August 10, 1994 and shall continue in effect through August 9, 1997; provided, however, that commencing on August 10, 1997 and each August 10 thereafter the term of this Agreement shall automatically be extended for one additional year unless, no later than August 9 of the preceding year, the Company shall have given written notice that it does not wish to extend this Agreement; and provided, further, that, notwithstanding any such notice, if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such Change in Control shall have occurred.

         2. Change in Control.   No benefits shall be payable hereunder unless
there shall have been a Change in Control, as set forth below, and your employment by the Company shall thereafter have been terminated in accordance with section 3, below. For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the date: (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company, any subsidiary, members of the Olsten family (defined as Miriam Olsten, any lineal descendent of William and Miriam Olsten, any spouse of any such lineal descendent, a trust established principally for the benefit of any of the foregoing) and their "permitted transferees" as defined in the Company's Restated Certificate of Incorporation) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company voting as a class; (b) either (i) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a "Current Director" shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company's shareholders, was approved by a majority of the Current Directors then on the Board) or (ii) at any meeting of shareholders of the Company called for the purpose of electing directors a majority of the persons nominated by the Board for election as directors shall fail to be elected; (c) the shareholders of the Company approve an agreement providing for the merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which each share of Common Stock and Class B Stock outstanding immediately prior to the effectiveness thereof is changed into or exchanged for a share of stock having the same voting rights in the same percentages as such share had immediately prior to the effectiveness thereof) or (B) pursuant to which the Common Stock and Class B Stock are converted into cash, securities or other property, except a consolidation or merger of the Company under subsection
(c)(A) or (B), above, in which the holders of the Common Stock and Class B Stock immediately prior to the consolidation or merger shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least a majority of the total voting power of all classes of capital stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or (d) the shareholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, except an asset sale for voting stock in which the holders of the Common Stock and Class B Stock immediately prior to the asset sale shall beneficially own (as defined in sale 13d-3 of the Exchange Act), directly or indirectly, a majority of the total voting power of all classes of capital stock of the continuing or surviving

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corporation immediately after such asset sale or in which the Board immediately prior to such asset sale would, immediately after such asset sale, constitute a majority of the board of the continuing or surviving corporation. Notwithstanding anything contained in subsections 2(b)(i) and (ii), above, if the Olsten family, at a meeting of shareholders of the Company called for such purpose, votes to change any or all of the Current Directors for any reason other than because of any fact or circumstance which would otherwise be deemed to be a Change in Control under subsections 2(a), (c) or (d), above, a Change in Control for such limited purpose will not be deemed to have occurred hereunder and any directors so elected shall be Current Directors for on-going purposes under section 2(b)(i), above.

         3. Termination Following Change in Control.   If any of the events
described in section 2 hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in section 4 hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is: (a) because of your death, Retirement, or Disability; (b) by the Company for Cause; or (c) by you other than for Good Reason, as hereafter defined.

            (i)  Disability; Retirement.   If, (A) as a result of your
incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for six (6) consecutive months, and (B) within thirty (30) days after written Notice of Termination is given you shall not have returned to the full time performance of your duties, and (C) you qualify for disability payments under the Company's long-term disability plan, your employment may be terminated for "Disability".

         Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with any retirement arrangement established with your consent with respect to you.

            (ii)  Cause.   Termination by the Company of your employment for
"Cause" shall mean termination upon: (A) the willful and continued failure by you to substantially perform your duties with the Company, after a written demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties; or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this subsection, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you subsequent to a Change in Control and not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you engaged in the prohibited conduct set forth above in clauses (A) or (B) of the first sentence of this subsection and specifying the particulars thereof in detail.

            (iii)  Good Reason.   You shall be entitled to terminate your
employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following undertaken without your express written consent and not corrected by the Company within two (2) business days of receipt of written notice from you:

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                (A) the assignment to you of any material duties inconsistent with your status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

                (B) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, or the failure to grant you salary increases and bonuses consistent with the Company's practices prior to the Change in Control, except for non-performance of your duties as duly documented and substantiated or from across-the-board failure to give salary increases and bonuses, similarly affecting all executives of the Company and all executives of any "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

                (C) the knowing failure by the Company to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the day any such compensation is due;

                (D) the relocation of your principal office to a location outside a 50 mile radius from its location on the day of the Change in Control, or the Company's requiring you to be based anywhere outside such 50 mile radius except for required travel on the Company's business to an extent substantially consistent with your present business travel patterns;

                (E) the failure by the Company, other than because of a change in enabling legislation which would make the continuation of such a plan in its present form materially adverse to the Company or because the Company has had two or more consecutive years of operating loses, to continue in effect any compensation plan in which you participate, including but not limited to the Company's stock option plan, bonus plan, incentive restricted stock plan, and supplemental executive retirement plan unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

                (F) the failure by the Company, other than because of a change in enabling legislation prohibiting such a plan or because the Company has had two or more consecutive years of operating loses, to continue you as a participant with benefits similar substantially in the aggregate to those enjoyed by you in all compensation, benefit and insurance plans in which you were participating at the time of a Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you were entitled at the time of the Change in Control; or

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                (G) the failure of the Company to obtain a satisfactory
      agreement from any successor to assume and agree to perform this Agreement, as contemplated in section 5 hereof.

      Your right to terminate your employment pursuant to this subsection 3(iii) shall not be affected by your incapacity due to physical or mental illness.

            (iv)  Notice of Termination.   Any purported termination by the
Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. No purported termination by the Company shall be effective if such purported termination is not in compliance with the provisions of this subsection (iv), unless such noncompliance has been agreed to by you in writing.

            (v)  Date of Termination, Etc.   "Date of Termination" shall mean
(A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), and (B) if your employment is terminated pursuant to subsection 3(ii) or (iii) above or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to subsection 3(ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to subsection 3(iii) above shall not be less than fifteen (15) days or more than sixty (60) days from the date such Notice of Termination is given); provided that if prior to the earlier of the Date of Termination determined in accordance with Clause (A) or (B) above or the lapse of thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this section. Amounts paid under this section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement, subject to the limitation of subsection 4(iv)(c).

         4. Compensation Upon Termination or During Disability.

            (i) Prior to the time this Agreement is terminated pursuant to subsection 3(i), you shall continue to receive your full base salary at the rate then in effect and all other compensation payable in respect of such period, together with all other amounts to which you are entitled under any compensation or other benefit plan of the Company, at the time such payments

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are due.  Thereafter, your benefits shall be determined in accordance with the
Company's insurance and disability programs then in effect.

            (ii) If your employment shall be terminated for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation, benefit or insurance plan of the Company, at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

            (iii) If your employment shall be terminated by the Company or by you for Retirement, or by reason of your death, your benefits shall be payable through the Date of Termination and shall be determined in accordance with the Company's insurance programs then in effect.

            (iv) If your employment by the Company shall be terminated (a) by the Company other than for Cause, Retirement or Disability or (b) by you for Good Reason within thirty-six (36) months after the occurrence of a Change in Control, then you shall be entitled to the benefits (the "Severance Benefits") provided below:

                (A) Through the Date of Termination, the Company shall pay you your full base salary at your then current annual rate of pay, and continue the benefits in effect at the time Notice of Termination is given;

                (B) In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance to you a lump sum payment (the "Severance Payment") equal to 2.99 times the average of the annual compensation which was payable to you by the Company (or any corporation affiliated with the Company ("Affiliate") within the meaning of Section 1504 of the Internal Revenue Code of 1954, as amended (the "Code")) and includible by you in your gross income for Federal income tax purposes for the five (5) calendar years or your years of employment with the Company, whichever is less, preceding the calendar year in which a Change in Control occurred. Compensation payable to you by the Company (or an Affiliate) shall include every type and form of compensation includible in your gross income in respect of your employment by the Company (or an Affiliate), excluding compensation income recognized as a result of your exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in
      Section 280G(d) of the Code. You shall immediately become 100% vested in all benefit plans of the Company (or an Affiliate) in which you were a participant immediately prior to the Date of Termination;

                (C) The Severance Payment shall be in lieu of any other severance payment offered by the Company and applicable to you;

                (D) In the event that the Severance Payment (and any payments payable under any other plan, program, or arrangement or agreement maintained by the Company or an affiliate) would constitute an "excess parachute payment" (within the meaning of Section 280G of the Code), the Severance Payment will be reduced (by the minimum possible amount) until the total "parachute payments" (within the meaning of Section 280G of the Code) equal $1.00 less than 2.99 times your "base amount" (within the meaning of Section 280G of the Code); provided, however, that no such

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      reduction shall be made if the net after-tax benefit (after taking into account federal, state and local income and excise taxes) to which you otherwise would be entitled without such reduction would be greater than the net after-tax benefit (after taking into account federal, state and local income and excise taxes) to you resulting from the receipt of such payments with such reduction. For purposes of this calculation, it shall be assumed that your tax rate is the maximum marginal federal, state and local income tax rate on earned income, with such maximum federal rate to be computed with regard to Section 1(g) of the Code, if applicable. In the event that you and the Company are unable to agree as to the amount of the reduction described above, if any, you shall select a law firm or accounting firm from among those regularly consulted by the Company ("Tax Counsel") and such Tax Counsel shall, at the Company's expense, determine the amount of such reduction and such determination shall be final and binding upon you and the Company.

                (E) The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including and limited to all fees and expenses, if any, incurred in successfully contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or any other right or benefit enjoyed by you during your employment with the Company), such payments to be made within five (5) days after submission by you to the Company of a request for payment with such evidence as the Company may reasonably require;

                (F) The payments provided for in subsection 4(iv)(B), above, shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in subsection 4(iv)(C), above, cannot be finally determined on or before such day, the Company shall pay you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the applicable federal rate as defined in Section 1274 of the Code or such other minimum rate which will not cause imputation of income for its purpose, hereafter referred to as the "Applicable Rate") as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the Applicable
      Rate).

                (G) If your employment shall be terminated (A) by the Company other than for Cause, Retirement or Disability or (B) by you for Good Reason, then for a thirty-six (36) month period after the Date of Termination, the Company shall, at your request made within 20 days after the Date of Termination, arrange to provide you with health, life, disability, and/or accident benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination unless and until you receive such benefits from a subsequent employer. The determination of whether any of such benefits would result in a reduction of the Severance Payment and, if so, by how much shall be made, at the Company's expense, by Tax Counsel and transmitted to you within ten (10) days after the Date of Termination.



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                (H) You shall not be required to mitigate the amount of any payment provided for in this section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this section 4 be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

                (I) In addition to all other amounts payable to you under this section 4, you shall be entitled to receive all benefits payable to you under the Company's profit sharing plan, savings or 401(k) plan, stock option plan, restricted stock plan, bonus plan and any other plan or agreement relating to your employment benefits with the Company.

         5. Successors; Binding Agreement.   (i) The Company will require any
successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

         6. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         7. Miscellaneous.   No provision of this Agreement may be modified,
waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either

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party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

         8. Validity.   The invalidity or unenforceability of any provision of
this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9. Counterparts.   This Agreement may be executed in several
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        10. Survivability.   Your right to any payments hereunder shall survive
the termination of this Agreement.

        11. Complete Agreement.   This letter represents our entire
understanding with you on the matters covered herein and supersedes all prior negotiations, writings and understandings.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.


Sincerely,

THE OLSTEN CORPORATION



By:________________________________________
    William P. Costantini
    Sr. Vice President



Agreed to this 10th

day of August, 1994


By:________________________________________